News Release

Contact:	Kirkland’s	SCR Partners
	Adam Holland	Jeff Black: (615) 760-3679
	(615) 872-4800	Tripp Sullivan: (615) 760-1104
IR@Kirklands.com

KIRKLAND’S REPORTS SECOND QUARTER 2015 RESULTS

NASHVILLE, Tenn. (August 20, 2015) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 26-week periods ended August 1, 2015.

Net sales for the 13 weeks ended August 1, 2015, increased 11.4% to $115.3 million compared with $103.5 million for the 13 weeks ended August 2, 2014. Comparable store sales for the second quarter of fiscal 2015, including e-commerce sales, increased 6.7% compared with a comparable store sales increase of 3.6% in the prior-year quarter. Kirkland’s opened nine stores and did not close any stores during the second quarter, bringing the total number of stores to 351 at quarter end.

Net sales for the 26 weeks ended August 1, 2015, increased 10.3% to $233.6 million compared with $211.7 million for the 26 weeks ended August 2, 2014. Comparable store sales, including e-commerce, for the 26 weeks ended August 1, 2014, increased 4.8% compared with an increase of 4.3% in the prior-year period. Kirkland’s opened ten stores and closed three during the 26-week period.

For the 13 weeks ended August 1, 2015, the Company reported a net loss of $2.3 million, or ($0.13) per diluted share, compared with a net loss of $1.1 million, or ($0.06) per diluted share, for the 13 weeks ended August 2, 2014. Results for the second quarter of 2015 include an operating expense of $0.02 per diluted share related to an isolated data processing issue involving the receipt of credit card funds for one specific day during the last week of the quarter. The issue, which has been addressed, did not compromise data integrity or affect any of the Company’s other systems.

For the 26 weeks ended August 1, 2015, the Company reported net income of $0.2 million, or $0.01 per diluted share, compared with net income of $1.0 million, or $0.06 per diluted share for the 26 weeks ended August 2, 2014. Adjusted net income for the 26 weeks ended August 1, 2015 was $0.6 million, or $0.03 per diluted share. Adjusted net income for the first 26 weeks of 2015 excludes a $0.02 per diluted share charge in the first quarter of 2015 related to the retirement of the Company’s previous CEO.

Mike Madden, Kirkland’s President and Chief Executive Officer, said, “Our sales trend was solid during the quarter, driven primarily by strong in-store conversion rates and a higher average ticket. Like the first quarter, traffic remained somewhat uneven, but we were able to repeat a strong merchandise margin performance from last year and ended the quarter with fresh and current inventories. We are pleased with the progress we are making in our e-commerce channel and encouraged by the strong early performance from this year’s class of new stores.”

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KIRK Reports Second Fiscal Quarter 2015 Results

August 20, 2015

Stock Repurchase Plan
During the quarter, the Company repurchased 30,758 shares of common stock for a total of $772,000, or an average price of $25.09 per share. Year-to-date, the Company repurchased 105,504 shares of common stock for a total of $2.5 million, or an average price of $23.81 per share. As of the end of the second quarter, the Company had $22.7 million remaining under its current share repurchase authorization.

Fiscal 2015 Outlook

Store Growth:
For the 52-week period ending January 30, 2016
(“fiscal 2015”), the Company expects to
achieve approximately 8% to 10% square footage
growth with approximately 40 new store
openings and 10 to 15 store closings. The bulk
of the remaining new store openings are
expected to occur during the third quarter,
and most of the remaining store closings are
expected to happen at the end of the fiscal
year.

Sales:
Total sales for fiscal 2015 are expected to
increase approximately 11% to 12% compared
with fiscal 2014. This level of sales
performance would imply a comparable store
sales increase of approximately 3% to 5% for
fiscal 2015.

Margin & Expenses:
The Company expects gross profit margin to
increase slightly year-over-year as a slight
improvement in the merchandise margin and
leverage in e-commerce outbound shipping
expense are expected to be partially offset by
increases in supply chain costs. Operating
expenses are expected to decrease as a percent
of sales.

Earnings:
Based on the above assumptions, the Company
expects adjusted fiscal 2015 earnings per
diluted share to be in the range of $1.16 to
$1.23, excluding a $0.02 per diluted share
charge related to the retirement of the
Company’s previous CEO. The Company expects
its full year tax rate to be approximately
39%.

Cash Flow:
Capital expenditures in fiscal 2015 are
estimated to range between $29 million and $31
million compared with $30 million in fiscal
2014. Based on the above assumptions, the
Company expects to generate positive cash flow
in fiscal 2015 excluding the special dividend
and share repurchases.

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KIRK Reports Second Fiscal Quarter 2015 Results

August 20, 2015

Third Quarter Fiscal 2015 Outlook

The Company issued guidance for the third quarter ending October 31, 2015, for net income of $0.02 to $0.05 per diluted share. Net sales are expected to be in the range of $130 million to $132 million with a comparable store sales increase in the range of 3% to 4%.

Investor Conference Call and Web Simulcast

Kirkland’s will host a conference call today, August 20, 2015, at 11:00 a.m. ET. The number to call for the interactive teleconference is (412) 542-4163. A replay of the conference call will be available through Friday, August 28, 2015, by dialing (412) 317-0088 and entering the confirmation number, 10070521.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or https://www.webcaster4.com/Webcast/Page/957/9889 on August 20, 2015, beginning at 11:00 a.m. Eastern time. The online replay will follow shortly after the call and continue for one year.

About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 356 stores in 35 states, as well as an e-commerce enabled website. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise. More information can be found at www.kirklands.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 14, 2015. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Second Fiscal Quarter 2015 Results

August 20, 2015

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13-Week	13-Week
	Period Ended	Period Ended
	August 1,	August 2,
	2015	2014
Net sales	$115,289	$103,485
Cost of sales	72,777	65,612

Gross profit	42,512	47,873
Operating expenses:
Operating expenses	40,904	35,313
Depreciation	5,310	4,431

Operating loss	(3,702)	(1,871)
Other expense (income), net	14	(159)

Loss before income taxes	(3,716)	(1,712)
Income tax benefit	(1,428)	(657)

Net loss	$(2,288)	$(1,055)

Loss per share:
Basic	$(0.13)	$(0.06)

Diluted	$(0.13)	$(0.06)

Shares used to calculate loss per share:
Basic	17,277	17,335

Diluted	17,277	17,335

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KIRK Reports Second Fiscal Quarter Fiscal 2015 Results

August 20, 2015

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In thousands, except per share data)

	26-Week	26-Week
	Period Ended	Period Ended
	August 1,	August 2,
	2015	2014
Net sales	$233,599	$211,740
Cost of sales	143,424	131,265

Gross profit	90,175	80,475
Operating expenses:
Operating expenses	79,241	70,256
Depreciation	10,539	8,731

Operating income	395	1,488
Other expense (income), net	29	(172)

Income before income taxes	366	1,660
Income tax expense	125	660

Net income	$241	$1,000

Earnings per share:
Basic	$0.01	$0.06

Diluted	$0.01	$0.06

Shares used to calculate earnings per share:
Basic	17,257	17,321

Diluted	17,755	17,831

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KIRK Reports Second Fiscal Quarter 2015 Results

August 20, 2015

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	August 1, 2015	January 31, 2015	August 2, 2014
ASSETS
Current assets:
Cash and cash equivalents	$49,126	$99,138	$68,468
Inventories, net	65,895	55,775	57,364
Deferred income taxes	3,548	3,538	2,828
Other current assets	14,501	8,878	12,534

Total current assets	133,070	167,329	141,194
Property and equipment, net	94,904	90,992	86,201
Other assets	2,565	2,166	2,065

Total assets	$230,539	$260,487	$229,460

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,951	$24,705	$22,434
Income taxes payable	—	5,648	—
Other current liabilities	25,319	27,027	22,440

Total current liabilities	53,270	57,380	44,874
Non-current deferred income taxes	4,126	4,138	3,274
Deferred rent and other long-term liabilities	48,851	47,907	44,935

Total liabilities	106,247	109,425	93,083

Net shareholders’ equity	124,292	151,062	136,377

Total liabilities and shareholders’ equity	$230,539	$260,487	$229,460

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KIRK Reports Second Fiscal Quarter 2015 Results

August 20, 2015

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	26-Week	26-Week
	Period Ended	Period Ended
	August 1, 2015	August 2, 2014
Net cash used in:
Operating activities	$(10,195)	$(4,518)
Investing activities	(10,755)	(14,827)
Financing activities	(29,062)	(1,237)

Cash and cash equivalents:
Net decrease	(50,012)	(20,582)
Beginning of the period	99,138	89,050

End of the period	$49,126	$68,468

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